EXHIBIT 99.1

CONTACT:
Karen M. Spaun
SVP & Chief Financial Officer
(248) 204-8178

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
February 18, 2014

MEADOWBROOK INSURANCE GROUP, INC.
REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS AND REITERATES 2014 GUIDANCE

Meadowbrook Insurance Group, Inc. (NYSE: MIG) (“Meadowbrook” or the “Company”) reported a net loss of $11.9 million, or $0.24 per diluted share, for the three months ended December 31, 2013 compared to net income of $38.0 million, or $0.76 per diluted share, for the same period ended December 31, 2012.  The 2013 fourth quarter results include $2.9 million, or $0.06 per diluted share, of after-tax realized gains, compared to $37.9 million, or $0.76 per diluted share, for the same period in 2012.

The Company reported a net loss of $112.3 million, or $2.25 per diluted share, for the year ended December 31, 2013 compared to net income of $11.7 million, or $0.23 per diluted share, for the year ended December 31, 2012.

The results for the year ended December 31, 2013 were impacted by an after-tax non-cash goodwill impairment charge of $101.6 million, or $2.04 per diluted share, that was recorded during the second quarter of 2013.

The GAAP combined ratio was 111.0% for the year ended December 31, 2013, compared to a GAAP combined ratio of 111.4% in the same period of 2012. Excluding the impact of the quota share reinsurance treaty, the GAAP combined ratio was 107.9% for the year ended December 31, 2013.  The accident year combined ratio was 101.2% for the year ended December 31, 2013, compared to 101.4% in 2012.  Excluding the impact of the quota share reinsurance treaty, the accident year combined ratio was 99.8% for the year ended December 31, 2013.

The year to date 2013 results were also impacted by the increase in net ultimate loss estimates for 2012 and prior accident years, which added 9.1 percentage points to the GAAP combined ratio. Full-year 2013 results also reflect the addition of 3.1 percentage points to the combined ratio related to the impact from the quota share reinsurance treaty that was entered into during the fourth quarter of 2012, and by an adverse interim final award from a reinsurance arbitration, which added 1.2 percentage points to the GAAP combined ratio.

Commenting on the year to date results, Robert S. Cubbin, President and Chief Executive Officer, stated: “We made significant progress in 2013 toward strengthening our go-forward business.  While we are disappointed in our absolute results, we saw improvement in our core underwriting profitability   as well as strong net investment income and fee income.  The combination of this performance, along with other surplus enhancements, enabled us to continue to fortify our capital position as reflected by a year to date $61.9 million increase in statutory surplus and the significant improvements in our gross and net written premium leverage ratios. At the same time, we brought further strength to our loss reserve levels by running-off the discontinued business while achieving consistent rate increases across our core on-going business. We continue to benefit from the strength of our long-term customer relationships and the support and loyalty of our partners and agents and we remain committed to servicing their needs and driving value for our shareholders.”

PRESS RELEASE

Mr. Cubbin continued, “While our work continues, we achieved a number of important milestones in our efforts to improve our financial strength.  We believe our proactive efforts to terminate unprofitable business beginning in 2012 should enable us to continue to reduce overall future volatility in reserves, most importantly in the workers’ compensation line of business. These actions, along with the rate increases we achieved and other underwriting actions we undertook, helped us to improve our overall risk profile.”

Net operating loss, a non-GAAP measure the Company defines as net loss excluding after-tax realized gains and losses, was $117.9 or $2.36 per diluted share, for the year ended December 31, 2013 compared to net operating loss of $28.4 million, or $0.57 per diluted share, for the year ended December 31, 2012.  The 2013 net loss includes $5.6 million, or $0.11 per diluted share, of after-tax realized gains, compared to $40.2 million, or $0.80 per diluted share, in 2012.

The components of the 2013 net operating loss are as follows: after-tax non-cash goodwill impairment resulting in a $101.6 million loss, or $2.04 loss per diluted share; after-tax underwriting profit from current accident year business of $5.2 million, or $0.10 income per diluted share; after-tax adverse prior accident year development of $41.5 million, or $0.83 loss per diluted share; after-tax arbitration award expense $5.4 million, or $0.11 loss per diluted share; quota share reinsurance treaty expense of $6.7 million, or $0.13 loss per diluted share; fronting fee agreement expense of $2.3 million, or $0.05 loss per diluted share; after-tax net investment income of $36.8 million, or $0.74 income per diluted share; after-tax net commission and fee income of $9.0 million, or $0.18 income per diluted share; after-tax corporate expenses of $13.9 million, or $0.28 loss per diluted share; equity earnings of $2.5 million, or $0.05 income per diluted share.

Statutory surplus, a non-GAAP measure, increased $61.9 million to $488.2 million at December 31, 2013 from $426.3 million at December 31, 2012.

2013 year to date results include a pre-tax increase in net ultimate loss estimates for accident years 2012 and prior of $68.4 million, or 9.8 percentage points of the loss and LAE ratio (this includes 0.8 percentage points of the loss and LAE ratio for the reserve development related to the arbitration award.) The fourth quarter results include a pre-tax increase in net ultimate loss estimates for accident years 2012 and prior of $31.4 million, or 18.5 percentage points of the loss and LAE ratio.

The accident year loss and LAE ratio, a non-GAAP measure that excludes changes in net ultimate loss estimates from prior year loss reserves, was 68.9% for the year ended December 31, 2013, compared to 69.3% in 2012.

Commenting on the loss and LAE reserve position, Mr. Cubbin, stated, “The development we experienced this year was on isolated areas in prior accident year reserves, but we are encouraged by the overall stabilization that has emerged in our workers’ compensation business, the majority of our on-going auto liability business and the long-term traditional programs within the commercial multiple peril line of business.  Specifically, of the 2013 reserve development, $41.6 million was related to business that was previously terminated and placed in ‘run-off’ or due to the impact of the arbitration award in the second quarter.”

PR- 0314

PRESS RELEASE

“The remaining $26.8 million of development was primarily from accident years 2010, 2011, and 2012 in our excess and surplus lines business where the soft market pricing had more of a negative impact than was originally recognized.  Starting in 2012 and accelerating in 2013, we began to achieve rate increases in our excess and surplus lines business and we have taken numerous underwriting actions to address those areas that were emerging as unprofitable.”

The expense ratio was 32.3% for the year ended December 31, 2013 compared to 32.1% in the prior year. The 2013 expense ratio excluding the impact of the quota share reinsurance treaty was 33.3% compared to 32.1% in 2012, or an increase of 1.2 percentage points.  This increase reflects the previously mentioned arbitration award expense of 0.3 percentage points and 0.4 percentage points relating to a reallocation of corporate overhead costs from our fee-for-service operations to insurance company operations.  The reallocation reflects a shift of corporate resources used to support capital and operating enhancements focused on strengthening statutory surplus and returning the insurance companies to an underwriting profit and a corresponding decrease to general selling and administrative costs.  This reallocation had no net income effect. In addition, the expense ratio included a 0.4 percentage point increase relating to the use of an unaffiliated “A” rated insurance company for policy issuance purposes (“front fee’).  The remaining 0.1 percentage point reflects the impact of deleveraging fixed costs.

Commenting on expenses, Karen M. Spaun, Chief Financial Officer stated, “Our expense structure includes variable costs, excluding the fronting fee, of approximately 24.5% of net earned premium and fixed/mixed costs of approximately 8.0% of net earned premium.  With this expense structure, we are able to more quickly adapt to reductions in premium volume while maintaining an infrastructure that supports our business.  We anticipate that the fronting fee will have an impact of approximately 2.0 percentage points on our expense ratio in 2014 and are limiting the use of the “A” rated policy issuance carrier to business where the profit margins are able to absorb the incremental cost over a reasonable period of time.”

The year to date 2013 gross written premium decreased to $944.0 million, compared to $1,066.6 million in 2012. The decline in premium is attributed to the termination of, or premium reductions in certain programs where pricing and underwriting did not meet the Company’s underwriting standards and was offset by an overall 12% rate increase which exceeded the Company’s estimated loss ratio trend of 1.7%.

Pre-tax profit from net commissions and fee revenue for year ended December 31, 2013 was $13.7 million, compared to $9.6 million for 2012. The increased profitability was primarily due to the reallocation of corporate overhead costs to insurance company operations noted above and to increased revenue from the agency business. This reallocation did not impact the Company’s consolidated financial results as it was a shift in expenses from fee for service to insurance operations.  This revised allocation was driven from the increased focus on the insurance operations which resulted from the emphasis on capital enhancements to strengthen statutory surplus.

Year to date 2013 general corporate expenses increased to $4.0 million, compared to $3.6 million in 2012 due to increased legal fees.

Amortization expense decreased to $4.2 million in 2013, compared to $7.3 million in 2012. The decreased expense was due to the write-off of an intangible asset related to the Public Entity Excess Liability program that we terminated in the fourth quarter of 2012.

Fourth Quarter 2013
The Company reported a net loss of $11.9 million, or $0.24 per diluted share, for the three months ended December 31, 2013 compared to net income of $38.0 million, or $0.76 per diluted share, for the same period ended December 31, 2012. The 2013 fourth quarter results include $2.9 million, or $0.06 per diluted share, of after-tax realized gains, compared to $37.9 million, or $0.76 per diluted share, for the same period in 2012.

PR- 0314

PRESS RELEASE

The results for the three months ended December 31, 2013 were impacted by an increase in net ultimate loss estimates for 2012 and prior accident years, which added 18.5 percentage points to the GAAP combined ratio. The fourth quarter 2013 results also reflect the addition of 3.6 percentage points to the combined ratio related to the impact from the quota share reinsurance treaty that was entered into during the fourth quarter of 2012 and 1.6 percentage points related to the fronting arrangement agreement which began October 1, 2013.

The GAAP combined ratio was 124.6% for the three months ended December 31, 2013, compared to a GAAP combined ratio of 104.5% in the same period of 2012. The accident year combined ratio was 106.1% for the three months ended December 31, 2013, compared to 102.7% in the same period of 2012.

Net operating loss, a non-GAAP measure the Company defines as net loss excluding after-tax realized gains and losses, was $14.8 million or $0.30 per diluted share, for the three months ended December 31, 2013 compared to net operating income of $47,000, or less than $0.01 per diluted share, for the three months ended December 31, 2012.

The components of the fourth quarter 2013 net operating loss are as follows: after-tax underwriting loss from current accident year business of $3.5 million, or $0.07 loss per diluted share; after-tax adverse prior accident year development of $17.6 million, or $0.35 loss per diluted share; quota share reinsurance treaty expense of $0.9 million, or $0.02 loss per diluted share; fronting fee agreement expense of $1.5 million, or $0.03 loss per diluted share; after-tax net investment income of $9.4 million, or $0.18 income per diluted share; after-tax net commission and fee income of $2.3 million, or $0.05 income per diluted share; after-tax corporate expenses of $3.0 million, or $0.06 loss per diluted share.

Commenting on the fourth quarter loss and LAE reserve development, Mr. Cubbin stated, “We are pleased with the stabilization in our workers’ compensation reserves and on-going admitted program business. Our excess and surplus lines division experienced unfavorable development in the fourth quarter of 2013, primarily in the accident years 2010, 2011 and 2012.  This development was caused by the persistent soft market pricing conditions in the excess and surplus lines market and competitive pressures from traditional admitted carriers in those accident years.  During that period of time, rates were decreasing and the pool of available excess and surplus lines policies was decreasing as the admitted carriers continued to write business that would normally have remained in the E&S market.  Beginning in 2012, we did achieve low single digit rate increases that have accelerated throughout 2013 when we achieved 8.0% earned rate increase in our general liability line of business and reduced our exposure to underperforming areas of the business.  We are anticipating continued rate increases in 2014 and additional underwriting actions and initiatives have been undertaken to further reduce the loss ratio on that business.”

2014 Guidance Reiterated

The Company reiterated its guidance for 2014.  The Company expects gross written premium for 2014 to be between $775 million and $800 million. Management also expects the Company’s net operating income to be between $25 million and $35 million or between $0.50 and $0.70 per share for 2014. The combined ratio is expected to be between 99% and 100% compared to the 2013 year-to-date accident year combined ratio of 99.8%, excluding the impact of the quota share arrangement.  The expected change in the combined ratio reflects a benefit from the previously terminated business and earned rate increases in excess of loss trends, offset by additional expense associated with the costs of using an unaffiliated insurance company for policy issuance and the impact of the anticipated reduction in premium in relation to our internal fixed costs.

PR- 0314

PRESS RELEASE

Commenting on 2014 expectations, Mr. Cubbin stated: “Given our strong capital position, and the positive momentum in our core underwriting profitability, we are optimistic about our outlook for 2014.  We expect that our ongoing actions will enable us to continue to drive these positive trends throughout the year.  We are committed to achieving underwriting profitability and strengthening our balance sheet as we work to support our customers and our partners and maximize value for our shareholders.”

Other Matters

Dividends:
On February 12, 2014, the Board of Directors declared a quarterly dividend of $0.02 per share payable on April 7, 2014 to shareholders of record as of March 21, 2014.

Debt to Equity Ratio:
At December 31, 2013, Meadowbrook’s debt-to-equity ratio was 58.5%.  The Company’s debt-to-equity ratio excluding the 30 year interest only senior and junior subordinated debentures (the “Debentures”) was 38.9% at December 31, 2013. The Company’s debt-to-equity ratio excluding the Debentures and the drawdown of $30 million on Meadowbrook’s Federal Home Loan Bank (“FHLB”) credit facility, under which the Company purchased $30 million of high quality fixed income securities that match the maturity of the FHLB credit facility was 31.6%.

Investment Portfolio:
At December 31, 2013, average pre-tax book yield, excluding cash and cash equivalents was 3.1%, compared to 3.4% at December 31, 2012. The tax-equivalent yield, excluding cash and cash equivalents was 3.6% at December 31, 2013 compared to 4.0% at December 31, 2012.  The tax adjusted effective duration of the portfolio was 4.4 and 4.7 years at December 31, 2013 and December 31, 2012, respectively.

Shareholders’ Equity:
Shareholders’ equity was $413.4 million, or $8.29 per common share, at December 31, 2013, compared to $558.3 million, or $11.22 per common share, at December 31, 2012.  The decrease reflects the after-tax non-cash goodwill impairment of $2.04 per share and a reduction in net unrealized gains from $0.98 per share at December 31, 2012 to $0.33 per share at December 31, 2013.

Statutory Surplus:
At December 31, 2013, the combined statutory surplus was $488.2 million, compared to $426.3 million at December 31, 2012, and $505.6 million at September 30, 2013.

Premium Leverage Ratios: As of December 31, 2013, on a trailing twelve month statutory combined basis, the gross and net premium leverage ratios were 1.9 to 1.0 and 1.4 to 1.0, respectively.

Cash Flows from Operations:
For the three months ended December 31, 2013, cash flows used in operating activities were $16.9 million, compared to cash flows used in operating activities of $5.8 million for the three months ended December 31, 2012. The decrease in operating cash flows reflects a net cash outflow on the quota share surplus relief treaty and a decrease in cash from underwriting activities.

For the twelve months ended December 31, 2013, operating cash flows decreased to $2.0 million as compared to $122.0 million for the twelve months ended December 31, 2012. The decrease in operating cash flows reflects a net cash outflow on the quota share surplus relief treaty and a decrease in cash from underwriting activities.

PR- 0314

PRESS RELEASE

Share Repurchases:
The Company did not repurchase any shares in 2013.  Our Share Repurchase Plan expired October 28, 2013.

Non-GAAP Measures

Statutory Surplus

Statutory surplus is a non-GAAP measure with the most directly comparable financial GAAP measure being shareholders’ equity. The following is a reconciliation of statutory surplus to shareholders’ equity for the year ended December 31, 2013:

Meadowbrook Insurance Group, Inc.

Consolidated Statutory Surplus to GAAP Shareholders' Equity
For the Twelve Months Ended December 31, 2013
(In thousands)

Regulated Entities
Statutory Consolidated Surplus		$488,220

Statutory to GAAP differences:
Deferred policy acquisition costs	62,773
Unrealized gain on securities available for sale	(5,649)
Non-admitted assets and other	(5,255)

Total Statutory to GAAP differences		51,869

Debt at Holding Company
Term	(22,500)
Line of Credit	(20,000)
Convertible	(88,223)
Debentures	(80,930)

Total Debt at Holding Company		(211,653)

GAAP Net Assets in Non-Regulated Entities		84,977

GAAP Consolidated Shareholders' Equity		$413,413

PR- 0314

PRESS RELEASE

Net Operating Income (Loss) and Net Operating Income (Loss) Per Share

Net operating income (loss) and net operating income (loss) per share are non-GAAP measures that represent net income (loss) excluding net realized gains or losses, net of tax. The most directly comparable financial GAAP measures to net operating income (loss) and net operating income (loss) per share are net income (loss) and net income (loss) per share, respectively. Net operating income (loss) and net operating income (loss) per share are intended as supplemental information and are not meant to replace net income (loss) or net income (loss) per share. Net operating income (loss) and net operating income (loss) per share should be read in conjunction with our GAAP financial results. The following is a reconciliation of net operating income (loss) to net income (loss), as well as net operating income (loss) per share to net income (loss) per share:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2013	2012	2013	2012
	(In thousands, except share and per share data)
Net operating income (loss)	$(14,772)	$47	$(117,908)	$(28,401)
Net realized gains, net of tax	2,922	37,940	5,598	40,150
Net income	$(11,850)	$37,987	$(112,310)	$11,749

Diluted earnings per common share:
Net operating income (loss)	$(0.30)	$0.00	$(2.36)	$(0.57)
Net income	$(0.24)	$0.76	$(2.25)	$0.23
Diluted weighted average common shares outstanding	49,887,200	49,776,011	49,871,587	50,177,484

Management uses net operating income (loss) and net operating income (loss) per share as components to assess our performance and as measures to evaluate the results of our business. Management believes these measures provide investors with valuable information relating to our ongoing performance that may be obscured by the net effect of realized gains and losses as a result of the Company’s market risk sensitive instruments, which primarily relate to fixed income securities that are available for sale and not held for trading purposes. Realized gains and losses may vary significantly between periods and are generally driven by external economic developments, such as capital market conditions. Additionally, in 2012 realized gains were also generated by the sale of a portion of the Company’s bond portfolio. Accordingly, net operating income (loss) excludes the effect of items that tend to be highly variable from period to period and highlights the results from the Company’s ongoing business operations and the underlying profitability of the Company’s business. Accordingly, management believes it is useful for investors to evaluate net operating income (loss) and net operating income (loss) per share, along with net income (loss) and net income (loss) per share when reviewing and evaluating Meadowbrook’s performance.

Accident Year Loss and LAE Ratio

The accident year loss and LAE ratio is a non-GAAP measure and represents the Company’s net loss and LAE ratio excluding the impact of any adverse or favorable development on prior year loss and LAE reserves. The most directly comparable financial GAAP measure to the accident year loss ratio and LAE is the net loss and LAE ratio. The accident year loss and LAE ratio is intended as supplemental information and is not meant to replace the loss and LAE ratio. The accident year loss ratio should be read in conjunction with the GAAP financial results. The following is a reconciliation of the accident year loss ratio to the net loss and LAE ratio:

PR- 0314

PRESS RELEASE

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2013	2012	2013	2012
Accident year loss and LAE ratio	69.5%	71.6%	68.9%	69.3%
Adverse development	18.5%	1.8%	9.8%	10.0%
Net loss & LAE ratio	88.0%	73.4%	78.7%	79.3%

Management uses the accident year loss and LAE ratio as one component to assess the Company’s current year performance and as a measure to evaluate, and if necessary, adjust pricing and underwriting. Meadowbrook’s net loss and LAE ratio is based on calendar year information. Adjusting this ratio to an accident year loss and LAE ratio allows us to evaluate information based on the current year activity. Management believes this measure provides investors with valuable information for comparison to historical trends and current industry estimates. Management also believes that it is useful for investors to evaluate the accident year loss and LAE ratio and net loss and LAE ratio separately when reviewing and evaluating the Company’s performance.

Conference Call

Meadowbrook’s 2013 fourth quarter and full year results will be discussed by management in more detail on Wednesday, February 19, 2013 at 9:00 a.m. EST.

To listen to the call please dial 1-877-407-8035 approximately five minutes prior to the start of the call and ask for the Meadowbrook conference call.  Additionally, the conference call will be broadcast live over the internet and can be accessed by all interested parties via the investor relations section of our website at www.meadowbrook.com or www.investorcalendar.com.

For those who cannot listen to the live conference call, a replay of the call will be available through March 5, 2014 by dialing 1-877-660-6853 and referring to conference ID #13574941.  The webcast will be archived and available for replay through May 19, 2014.

About Meadowbrook Insurance Group

Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market.  Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and six property and casualty insurance underwriting companies. Meadowbrook has twenty-eight locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds.  Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at http://www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other filings with the Securities and Exchange Commission for more information on risk factors. Actual results could differ materially. These factors and risks include, but are not limited to: actual loss and loss adjustment expenses exceeding our reserve estimates; competitive pressures in our business; the failure of any of the loss limitation methods we employ; a failure of additional capital to be available or only available on unfavorable terms; our geographic concentration and the business, economic, natural perils, man- made perils, and regulatory conditions within our most concentrated region; our ability to appropriately price the risks we underwrite; goodwill impairment risk employed as part of our growth strategy and the impact of the goodwill impairment charge recognized in the second quarter of 2013; efforts with regard to the review of strategic alternatives; actions taken by regulators, rating agencies or lenders, including the impact of the downgrade by A.M. Best of the Company’s insurance company subsidiaries’ financial strength rating and any other future action by A.M. Best with respect to such rating; increased risks or reduction in the level of our underwriting commitments due to market conditions; a failure of our reinsurers to pay losses in a timely fashion, or at all; interest rate changes; continued difficult conditions in the global capital markets and the economy generally; market and credit risks affecting our investment portfolio; liquidity requirements forcing us to sell our investments; a failure to introduce new products or services to keep pace with advances in technology; the new federal financial regulatory reform; our holding company structure and regulatory constraints restricting dividends or other distributions by our insurance company subsidiaries; minimum capital and surplus requirements imposed on our insurance company subsidiaries; acquisitions and integration of acquired businesses resulting in operating difficulties, which may prevent us from achieving the expected benefits; our reliance upon producers, which subjects us to their credit risk; loss of one of our core selected producers; our dependence on the continued services and performance of our senior management and other key personnel; our reliance on our information technology and telecommunications systems; managing technology initiatives and obtaining the efficiencies anticipated with technology implementation; a failure in our internal controls; the cyclical nature of the property and casualty insurance industry; severe weather conditions and other catastrophes; the effects of litigation, including the previously disclosed class action litigation or any similar litigation which may be filed in the future; state regulation; assessments imposed upon our insurance company subsidiaries to provide funds for failing insurance companies; and other risks identified in the Company’s reports filed with the Securities and Exchange Commission, any of which may have a material and adverse effect on the Company’s results of operations and financial condition. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

PR- 0314

PRESS RELEASE

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED BALANCE SHEET INFORMATION

	DECEMBER 31,	DECEMBER 31,
(In Thousands, Except Per Share Data)	2013	2012

BALANCE SHEET DATA

ASSETS
Cash and invested assets	$1,667,804	$1,651,592
Premium and agents balances	214,144	208,743
Reinsurance recoverable	519,884	395,517
Deferred policy acquisition costs	62,773	45,417
Prepaid reinsurance premiums	63,908	143,180
Goodwill	5,644	121,041
Other assets	227,685	147,784

Total Assets	$2,761,842	$2,713,274

LIABILITIES
Loss and loss adjustment expense reserves	$1,616,521	$1,455,980
Unearned premium reserves	354,367	439,418
Debt	160,723	78,500
Debentures	80,930	80,930
Other liabilities	135,888	100,167
Total Liabilities	2,348,429	2,154,995

STOCKHOLDERS' EQUITY
Common stockholders' equity	413,413	558,279

Total Liabilities & Stockholders' Equity	$2,761,842	$2,713,274

Book value per common share	$8.29	$11.22

Book value per common share excluding unrealized gain/loss, net of deferred taxes	$7.96	$10.24

PR- 0314

PRESS RELEASE

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands, Except	FOR THE THREE MONTHS		FOR THE TWELVE MONTHS
Share & Per Share Data)	ENDED DECEMBER 31,		ENDED DECEMBER 31,

SUMMARY DATA	2013	2012	2013	2012

Gross written premiums	$185,232	$246,661	$944,011	$1,066,633
Net written premiums	144,409	110,653	691,637	797,503

REVENUES
Net earned premiums	$169,992	$226,734	$697,417	$854,259
Net commissions and fees	10,881	9,122	39,512	34,049
Net investment income	11,870	11,913	46,473	53,143
Net realized gains	3,909	52,111	7,769	55,312
Total Revenues	196,652	299,880	791,171	996,763
EXPENSES
Net losses and loss adjustment expenses	149,603	166,481	549,037	677,684
Policy acquisition and other underwriting expenses	62,227	70,587	225,510	274,066
General selling and administrative expenses	6,839	6,052	25,789	24,463
General corporate expenses	696	724	3,997	3,572
Amortization expense	1,091	3,201	4,237	7,296
Goodwill impairment expense	-	-	115,397	-
Interest expense	3,519	2,047	12,950	8,429
Total Expenses	223,975	249,092	936,917	995,510
(LOSS) INCOME BEFORE INCOME TAXES AND EQUITY EARNINGS OF AFFILIATES AND UNCONSOLIDATED SUBSIDIARIES	(27,323)	50,788	(145,746)	1,253
Income tax (benefit) expense	(15,548)	13,442	(30,960)	(7,842)
Equity earnings of affiliates, net of tax	894	611	3,441	2,652
Equity (loss) earnings of unconsolidated subsidiaries, net of tax	(969)	30	(965)	2
NET INCOME (LOSS)	$(11,850)	$37,987	$(112,310)	$11,749

Less: Net realized gains, net of tax	2,922	37,940	5,598	40,150

NET OPERATING (LOSS) INCOME (1)	$(14,772)	$47	$(117,908)	$(28,401)

Diluted earnings (losses) per common share
Net income (loss)	$(0.24)	$0.76	$(2.25)	$0.23
Net operating (loss) income	$(0.30)	$-	$(2.36)	$(0.57)
Diluted weighted average common shares outstanding	49,887,200	49,776,011	49,871,587	50,177,484

GAAP ratios:
Loss & LAE ratio	88.0%	73.4%	78.7%	79.3%
Other underwriting expense ratio	36.6%	31.1%	32.3%	32.1%
GAAP combined ratio	124.6%	104.5%	111.0%	111.4%

(1) While net operating loss is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements.  Net operating loss is net (loss) income less realized gains net of taxes associated with such gains.

PR- 0314

PRESS RELEASE

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands)	FOR THE THREE MONTHS			FOR THE TWELVE MONTHS
	ENDED DECEMBER 31,			ENDED DECEMBER 31,

	2013	2013	2012	2013	2013	2012
	As Reported	Excluding Quota Share Surplus Relief	As Reported	As Reported	Excluding Quota Share Surplus Relief	As Reported
Net earned premium	$169,992	$191,829	$226,734	$697,417	$842,887	$854,259
Net losses & loss adjustment expenses(1)	149,603	163,942	166,481	549,037	628,901	677,684
Policy acquisition and other underwriting expenses	62,227	68,197	70,587	225,510	280,933	274,066
(Loss) from net earned premium	(41,838)	(40,310)	(10,334)	(77,130)	(66,947)	(97,491)
Net investment income	11,870	11,870	11,913	46,473	46,473	53,143
(Loss) profit from insurance operations	$(29,968)	$(28,440)	$1,579	$(30,657)	$(20,474)	$(44,348)

Net commissions and fees	$10,881	$10,881	$9,122	$39,512	$39,512	$34,049
General selling & administrative expenses	6,839	6,839	6,052	25,789	25,789	24,463
Profit from net commissions & fees	$4,042	$4,042	$3,070	$13,723	$13,723	$9,586

General corporate expense	$696	$696	$724	$3,997	$3,997	$3,572
Amortization expense	1,091	1,091	3,201	4,237	4,237	7,296
Goodwill impairment expense	-	-	-	115,397	115,397	-
Interest expense	3,519	3,519	2,047	12,950	12,950	8,429
Other expenses	$5,306	$5,306	$5,972	$136,581	$136,581	$19,297

(Loss) profit from insurance operations	$(29,968)	$(28,440)	$1,579	$(30,657)	$(20,474)	$(44,348)
Profit from net commissions & fees	4,042	4,042	3,070	13,723	13,723	9,586
Other expenses	(5,306)	(5,306)	(5,972)	(136,581)	(136,581)	(19,297)
Net capital gains	3,909	3,909	52,111	7,769	7,769	55,312
Pretax loss	$(27,323)	$(25,795)	$50,788	$(145,746)	$(135,563)	$1,253

Key ratios:
GAAP combined ratio	124.6%	121.0%	104.5%	111.0%	107.9%	111.4%
Accident year combined ratio(2)	106.1%	104.7%	102.7%	101.2%	99.8%	101.4%

(1) The three months ended December 31, 2013 include an increase in net ultimate loss estimates for 2012 and prior accident years of $31,386 and the three months ended December 31, 2012 include an increase in net ultimate loss estimates for 2011 and prior accident years of $4,181. The twelve months ended December 31, 2013 include an increase in net ultimate loss estimates for 2012 and prior accident years of $68,400 and the twelve months ended December 31, 2012 include an increase in net ultimate loss estimates for 2011 and prior accident years of $85,515.

(2) The accident year combined ratio is the sum of the expense ratio and accident year loss ratio. The accident year loss ratio measures loss and LAE occurring in a particular year, regardless of when they are reported and does not take into consideration changes in estimates in loss reserves from prior accident years.

PR- 0314